EXHIBIT 15.02




        Acknowledgement of Independent Registered Public Accounting Firm


To the Board of Directors,
Volt Information Sciences, Inc.

We are aware of the incorporation by reference in the Registration Statement No. 333-13369 on Form S-8 dated October 3, 1996, Registration Statement No.
333-45903  on Form S-8  dated  February  9,  1998,  Registration  Statement  No.
333-106245 on Form S-8 dated June 18, 2003, Registration Statement No. 333-148355 on Form S-8 dated December 27, 2007, and Registration Statement No. 333-152661 on Form S-8 dated July 31, 2008 of Volt Information Sciences, Inc. and subsidiaries of our report dated June 12, 2009, relating to the unaudited condensed consolidated interim financial statements of Volt Information Sciences, Inc. and subsidiaries that are included in its Form 10-Q for the quarter ended May 3, 2009.


/s/ ERNST & YOUNG LLP

New York, New York
June 12, 2009